                      CERIDIAN CORPORATION
                   SAVINGS AND INVESTMENT PLAN

                 Sixth Declaration of Amendment


Pursuant to the retained power of amendment contained in Section
10.2 of the Ceridian Corporation Savings and Investment Plan, the undersigned hereby amends the Plan by adding a new Exhibit J in the form attached hereto effective as of March 31, 1997.

IN WITNESS WHEREOF, the undersigned has caused this instrument to
be executed by its duly authorized officers this       day of
March, 1997.


                                   CERIDIAN CORPORATION


Attest:                          By:
       Secretary                    Vice President

                                EXHIBIT J
         Special Rules Applicable to Certain Former Participants
        in the TIC Financial Systems, Inc. 401(k) Retirement Plan

This exhibit sets forth special rules applicable to Participants whose account balances under the TIC Financial Systems, Inc. 401(k) Retirement Plan (the "TIC Plan") were transferred to the Trust in connection with the merger of the TIC Plan with and into the Plan effective as of March 31, 1997 (the "Merger"). For purposes of this exhibit, such a Participant is referred to as a "TIC Participant."

1. Accounts. For each TIC Participant, the following Accounts will be established and maintained:

     (a) A TIC Pre-Tax Account to evidence the balance of his or her elective deferral subaccount, if any, under the TIC Plan transferred to the Trust in connection with the Merger;

     (b) A TIC Employer Contribution Account to evidence the balance of his or her matching contribution and discretionary contribution subaccounts, if any, under the TIC Plan transferred to the Trust in connection with the Merger; and

     (c) A TIC Rollover Account to evidence the balance of his or her rollover contribution subaccount, if any, under the TIC Plan transferred to the Trust in connection with the Merger.

Such Accounts are sometimes collectively referred to in this exhibit as "TIC Accounts."

2. In-Service Withdrawals. (A) A TIC Participant who is an Employee may make hardship withdrawals in accordance with the provisions of
Section 6.1 of the Plan from the portion of his or her TIC Pre-Tax Account consisting of elective deferrals to his or her elective deferral subaccount under the TIC Plan and from his or her TIC Rollover Account.

     (B) A TIC Participant who is an Employee may make withdrawals from his or her TIC Accounts in accordance with the provisions of Section 6.2 of the Plan.

     (C) All withdrawals from TIC Accounts pursuant to this section are subject to the provisions of Section 6.4 of the Plan.

3. Loans. A TIC Participant may borrow funds from his or her TIC Pre-Tax Account and TIC Rollover Account in accordance with Section 6.5 of the Plan.


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4.   Vesting and Forfeitures.

     4.1 Vesting. (A) A TIC Participant will at all times have a fully vested nonforfeitable interest in his or her TIC Pre-Tax Account and TIC Rollover Account.

     (B) A TIC Participant will acquire a fully vested nonforfeitable interest in his or her TIC Employer Contribution Account upon attaining his or her Normal Retirement Date while he or she is an Employee.

     (C) A TIC Participant will acquire a fully vested nonforfeitable interest in his or her TIC Employer Contribution Account if he or she dies or becomes Disabled while he or she is an Employee.

     (D) A TIC Participant whose employment terminates on or after the date of the Merger but before his or her Normal Retirement Date other than by reason of his or her death or becoming Disabled will acquire a vested nonforfeitable interest in his or her TIC Employer Contribution Account to the extent provided in the following schedule:



                                       Vested
               Years of Service       Interest

               Less Than Two Years        0%
               Two Years                 40%
               Three Years               60%
               Four Years                80%
               Five or More Years       100%



A TIC Participant's "Years of Service" are the number of years of service he or she had completed as of December 31, 1996 under the TIC Plan and either (1) his or her years of Vesting Service under the Plan after December 31, 1996 or (2) the number of Plan Years after December 31, 1996 during each of which he or she completed at least 1000 Hours of Service, whichever is greater.

     (E) In no case will a TIC Participant's vested interest in his or her TIC Employer Contribution Account be less than his or her vested interest immediately prior to the Merger in his or her matching contribution and discretionary contribution subaccounts under the TIC Plan.

     4.2  Forfeitures.

     (A) If a TIC Participant terminates employment on or after the date of the Merger with less than a fully vested interest in his or her TIC Employer Contribution Account balance, the provisions of Sections 7.2,
7.3 and 7.4 of the Plan will apply to such Account.

     (B) If a TIC Participant terminated employment before the date of the Merger with less than a fully vested interest in his or her matching contribution and discretionary contribution subaccounts under the TIC Plan and the nonvested portion of such subaccounts was not forfeited

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


before the date of the Merger, the provisions of Section 7.2, 7.3 and 7.4 of the Plan will apply to his or her TIC Employer Contribution Account.

     (C) If a former participant in the TIC Plan who terminated employment before the date of the Merger with less than a fully vested interest in the balance of his or her matching contribution and discretionary contribution subaccounts under the TIC Plan becomes a Qualified Employee before experiencing a Break in Service of five full years, the forfeited portion of such account will be restored in accordance with Section 7.2(B) of the Plan. The restoration will be made to the TIC Participant's TIC Employer Contribution Account and his or her vested interest in such TIC Employer Contribution Account will be determined in accordance with Section 4.1 of this exhibit subject to appropriate adjustment in accordance with Section 7.3(B) of the Plan.

     4.3 Hour of Service. (A) Subject to the remaining subsections of this section, for purposes of this exhibit the term "Hour of Service," with respect to a TIC Participant includes and is limited to -

     (1)  each hour for which the TIC Participant is paid, or entitled to
     payment,  for   the  performance   of  duties   for  an   Affiliated
     Organization;

     (2) each hour for which the TIC Participant is paid, or entitled to payment, by an Affiliated Organization for an authorized absence, such as holiday, personal days off, sick leave, short-term disability, funeral leave, jury duty and reserve United States Armed Forces duty;

     (3) Each hour that the TIC Participant was absent without pay due to:

          (a) military or jury service which is required by applicable law to be treated as an authorized leave, or any other absence required by applicable law or contractual undertaking to be treated as an authorized leave;

          (b) a leave of absence authorized for medical reasons, public service, social service or educational purposes, which leaves shall be granted under rules applied uniformly to all Employees;

          (c) any other leave of absence authorized by an Affiliated Organization, all of which leaves of absence are defined as "personal leaves" and which leaves will be granted under rules applied uniformly to all Employees;

          (d) a layoff, but only to the extent it does not exceed six months' duration;

          (e)  a  leave  of  absence  granted  under  the  terms  of   an
          Affiliated Organization's Time Off Without Pay Program, but only to the extent it does not exceed 12 months' duration;

          in which case the number of hours for which a TIC Participant receives credit will be equal to that number of Hours of Service per day which he or she would normally have been scheduled to complete during such absence, or eight hours per day, whichever is less; and

     (4) each hour for which backpay, irrespective of mitigation of damages, is either awarded or agreed to by an Affiliated Organization; provided, that Hours of Service taken into account under clause (1), (2) or (3) will not also be taken into account under this clause (4).

     (B) For purposes of applying clauses (1) and (4) of Subsection (A), hours for which a TIC Participant is entitled to overtime premium pay will be taken into account only to the extent the TIC Participant actually performs services or to which a backpay award pertains and will not include any hours attributable to the premium pay itself.

     (C) For purposes of applying clause (2) of Subsection (A), the TIC Participant will be credited with Hours of Service during such absence at the same rate at which he or she was credited under clause (1) of Subsection (A) immediately prior to the commencement of such absence.

     (D) A TIC Participant will be credited with 190 Hours of Service for each calendar month during which he or she completes at least one Hour of Service.

     (E) Notwithstanding the foregoing provisions of this section, the number of Hours of Service that a TIC Participant completes (1) while, although not employed with an Affiliated Organization, he or she is considered to be a "leased employee" of an Affiliated Organization or of a "related person" (within the meaning of Code sections 414(n)(2) and 144(a)(3), respectively) or (2) with any other organization to the extent such Hours of Service are required to be taken into account pursuant to Treasury Regulations under Code section 414(o), in each case determined in the manner specified in Subsections (A) through (D), will also be taken into account.

     5.   Time and  Form  of  Distribution.    A  TIC  Participant's  TIC
Accounts will be distributed following his or her termination of employment or earlier attainment of age 70-1/2 in accordance with Article VIII of the Plan; provided, that a TIC Participant who has terminated employment and whose TIC Accounts have an aggregate value of more than $3500 may elect to defer distribution of his or her TIC Accounts by providing the Administrator a written, signed statement indicating the date on which the distribution is to be made, which date may not be later than April 1 of the calendar year following the calendar year during which the TIC Participant attains age 70-1/2. Such deferral election must be received by the Administrator not less than 30 days before the date on which distribution to the TIC Participant would otherwise be required to be made pursuant to Section 8.1.

6. Prior Actions. Elections, designations, waivers, consents and similar actions made pursuant to the TIC Plan prior to the Merger and in effect as of the date of the Merger will remain in effect for purposes of the Plan until revoked or withdrawn or otherwise made void pursuant to the terms of the Plan.



                                   J-4